Exhibit T3A.13

DUPLICATE

Number: BC0964959

CERTIFICATE

OF

INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that BOART LONGYEAR MANUFACTURING CANADA LTD. was incorporated under the Business Corporations Act on March 13, 2013 at 02:40 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On March 13, 2013 CAROL PREST Registrar of Companies Province of British Columbia Canada